Hostess Brands, Inc. Announces Second Quarter 2018 Financial Results
KANSAS CITY, MO, August 7, 2018- Hostess Brands, Inc. (NASDAQ: TWNK, TWNKW) (“Hostess” or the “Company”), today reported its financial results for the second quarter ended June 30, 20181.
Business Highlights:

•
Second quarter net revenue increased $12.7 million, or 6.2%, resulting from the $20.8 million of net revenue provided by the operations of the Chicago bakery, which the Company acquired in February 2018.

•
Hostess® branded point of sale increased 2.4% for the 13-week period ended June 30, 2018. Point of sale for the top seven sub-brands increased 4.4%. These sub-brands represent 66.1% of the Company's net revenue.

•	The Hostess® brand's market share for the 13-week period ended June 30, 2018 was 17.5%, up 42 basis points.

•	Net income was $24.6 million compared to $28.2 million. Diluted EPS was $0.18 per share consistent with prior year.

•	Adjusted EPS was $0.14 per share compared to $0.17 per share.

•	Adjusted EBITDA was $47.6 million, or 22.1% of net revenue, compared to $63.2 million or 31.1% of net revenue.

•
Cash and cash equivalents were $115.3 million as of June 30, 2018 with a leverage ratio of 4.22x, both driven by year to date operating cash flows of $81.2 million compared to $66.2 million for the first half of 2017.

•	The Company expects continued growth above the Sweet Baked Goods ("SBG") category average in 2018. The updated full year adjusted EBITDA outlook has been reduced to $190 million to $200 million.

“During the second quarter I was pleased to continue to see overall point of sale and market share growth ahead of the SBG category giving us confidence in our growth potential moving forward. The overall growth was reduced by meaningful and larger than anticipated reductions in both promotional support and associated retail inventory from one of our largest retail partners. Additionally, the escalating inflationary pressures, including transportation and other supply chain costs, were more pronounced than we anticipated. The recently acquired Chicago bakery added significant revenue at negative margins as we continue to transform the bakery, further reducing our overall margins in the second quarter,” commented Andy Callahan, President and Chief Executive Officer of Hostess.
“We expect sequential improvement to our margins in the second half of 2018 and as we progress into 2019, anchoring our overall growth thesis. This includes a disciplined approach to strategically align our pricing and merchandising structure, recapture display volume and ensure the efficient alignment of our distribution and manufacturing network to support our growth. Additionally, as we complete the transformation of our Chicago bakery, we believe it will be a platform to profitably expand our presence in the Breakfast sub-category. We are confident that the fundamental strength of the Hostess® brand along with the results of these efforts will continue to create value for stockholders,” commented Andy Callahan.
Second Quarter 2018
Net revenue was $215.8 million, an increase of 6.2%, or $12.7 million, compared to $203.2 million. The Chicago bakery, which the Company acquired in the first quarter of 2018 to expand its breakfast product portfolio and manufacturing capabilities, contributed $20.8 million of net revenue, which was partially offset by reduced Hostess® branded display volume and corresponding retail inventory reduction at one of the Company's largest retail partners. The Company continued to gain market share in the SBG category with strong growth in sub-brands including Donettes® and Hostess Bakery Petites®. The company gained 42 basis points of market share through strong performance in the convenience, food and club channels which contributed to overall point of sale growth of 2.4% for the Hostess® brand ahead of the total SBG category.

1This press release contains certain non-GAAP financial measures, including adjusted earnings per share (“EPS”) and adjusted EBITDA. Please refer to the schedules in the press release for reconciliations of non-GAAP financial measures to the comparable GAAP measure. Unless otherwise stated, all comparisons are to the second quarter of 2017. All measures of market performance contained in this press release, including point of sale and market share, are specific to Hostess® branded products within the SBG category and do not include other brands or products sold outside of the SBG category.

Gross profit was $66.9 million, or 31.0% of net revenue, compared to $88.4 million, or 43.5% of net revenue. The decline was primarily attributed to a combination of the shift in mix of revenue to include Chicago non-Hostess branded products, which are currently unprofitable, and the continued efforts to transform the recently acquired Chicago bakery which collectively resulted in 709 basis points lower margin. Over the short term, the Company continues to invest in converting the operations and processes to be more streamlined and efficient. The Company believes this investment will provide the infrastructure necessary to deliver profitable growth in the breakfast subcategory. Also contributing to the lower gross profit this quarter were higher transportation costs and other inflationary pressures, which resulted in a 447 basis point decrease in gross margin and lower overhead absorption due to decreased production volume.
Advertising, selling, general and administrative (“SG&A”) expenses were $27.9 million, or 12.9% of net revenue, compared to $32.6 million, or 16.0% of net revenue. The decrease was attributed primarily to lower expenses related to corporate incentives.
The decrease in the Company's effective tax rate from 28.6% to 0.8% was primarily attributed to a discrete tax benefit of $5.0 million resulting from a change in the Company's estimated state tax rate based upon adjustments to the Company's state apportionment factors. The lower federal statutory rate enacted by the legislation commonly referred to as the Tax Cuts and Jobs Act (“Tax Reform”) also impacted the effective tax rate for the quarter.
Net income was $24.6 million, compared to net income of $28.2 million. Net income attributed to Class A stockholders was $19.3 million, or $0.18 per diluted share, compared to $18.8 million, or $0.18 per diluted share.
Adjusted EPS was $0.14, compared to $0.17 per share. Adjusted EBITDA was $47.6 million, or 22.1% of net revenue, compared to adjusted EBITDA of $63.2 million, or 31.1% of net revenue. The decreases in adjusted EPS and adjusted EBITDA were primarily attributable to higher costs as a result of the integration of the Chicago bakery and higher transportation costs and other inflationary pressures. Reduced Hostess® branded display volume also negatively impacted adjusted EBITDA. See "Reconciliation of Non-GAAP Financial Measures" in the schedules to this press release.
Cash from operations for the first half of the year was $81.2 million compared to $67.8 million for the first half of 2017. The increase was primarily attributed to the timing of vendor payments and customer receipts as well as lower income tax payments.
Sweet Baked Goods Segment: Net revenue was $204.2 million, an increase of $12.5 million, or 6.5%, compared to $191.7 million. The revenue increase driven by the addition of the Chicago bakery was partially offset by reduced Hostess® branded display volume and corresponding retail inventory reduction at one of the Company's largest retail partners.
Gross profit was $64.4 million, or 31.5% of net revenue, compared to $85.5 million, or 44.6% of net revenue. The decline was primarily attributed to the addition of currently unprofitable products and higher costs as a result of the integration of the Chicago bakery and higher transportation costs and other inflationary pressures.
In-Store Bakery Segment: Net revenue was $11.6 million, an increase of $0.1 million, or 1.1%, compared to net revenue of $11.5 million. Gross profit was $2.5 million, or 21.5% of net revenue, compared to gross profit of $3.0 million, or 25.8% of net revenue. The decrease in gross margin was primarily attributable to a shift in product and channel mix and higher transportation costs.
Outlook
Due to expected headwinds in the second half of 2018 from reduced promotional support from one of its largest retail partners and inflationary pressures, the Company has reduced its full year guidance for 2018 adjusted EPS to $0.52 to $0.58 from the prior guidance of $0.65 to $0.70 and now expects adjusted EBITDA of $190 million to $200 million compared to prior guidance of $220 million to $230 million. See the schedules in this press release for additional guidance and a reconciliation of anticipated 2018 adjusted EBITDA to anticipated net income of $73 million to $81 million for 2018.

Conference Call and Webcast
The Company will host a conference call and webcast today, August 7, 2018 at 4:30 p.m. EDT to discuss the results for the second quarter. Investors interested in participating in the live call can dial 877-451-6152 from the U.S. and 201-389-0879 internationally. A telephone replay will be available approximately two hours after the call concludes through Tuesday, August 21, 2018, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13681719. There will also be a simultaneous, live webcast available on the Investor Relations section of the Company’s website at www.hostessbrands.com. The webcast will be archived for 30 days.
About Hostess Brands, Inc.
Hostess® is the second leading brand by market share within the SBG category. For the 13-week period ended June 30, 2018, the Company's market share was 17.5% per Nielsen’s U.S. SBG category data. The Company has a #1 leading market position within the two largest SBG Segments: Donut Segment and Snack Cake Segment, according to Nielsen U.S. Total Universe for the 13-week period ended June 30, 2018. The Donut and Snack Cake Segments together account for 47.1% of the SBG category's total dollar sales.
The brand's history dates back to 1919, when the Hostess® CupCake was introduced to the public, followed by Twinkies® in 1930. Today, the Company produces a variety of new and classic treats including Ding Dongs®, Ho Hos®, Donettes®, Hostess Bakery Petites® and Fruit Pies, in addition to Twinkies® and CupCakes.
The Company has two reportable segments: SBG and In-Store Bakery. The SBG segment consists of sweet baked goods that are sold under the Hostess® and Dolly Madison® brands, Hostess® branded bread and buns and frozen retail products. The operations attributed to the Chicago Bakery including the Cloverhill® and Big Texas® brands are also included in the SBG segment. The In-Store Bakery segment consists of Superior® and Hostess® branded products sold through the in-store bakery section of grocery and club stores. Prior to the fourth quarter of 2017, the Company had two operating segments: SBG and Other. The analysis above reflects the new segment presentation for both the current and comparative periods.
For more information about Hostess products and Hostess Brands, please visit hostesscakes.com. Follow Hostess on Twitter: @Hostess_Snacks; on Facebook: facebook.com/Hostess; on Instagram: Hostess_Snacks; and on Pinterest: pinterest.com/hostesscakes.
Forward-Looking Statements
This press release contains statements reflecting the Company's views about its future performance that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing the Company's future operating performance and statements addressing events and developments that the Company expects or anticipate will occur are also considered as forward-looking statements. All forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.
These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include, but are not limited to, maintaining, extending and expanding the Company's reputation and brand image; protecting intellectual property rights; leveraging the Company's brand value to compete against lower-priced alternative brands; correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes; operating in a highly competitive industry; the continued ability to produce and successfully market products with extended shelf life; the ability to drive revenue growth in key products or add products that are faster-growing and more profitable; volatility in commodity, energy, and other input prices; dependence on major customers; geographic focus could make the Company particularly vulnerable to economic and other events and trends in North America; increased costs in order to comply with governmental regulation; general political, social and economic conditions; a portion of the workforce belongs to unions and strikes or work stoppages could cause the business to suffer; product liability claims, product recalls, or regulatory enforcement actions; unanticipated business disruptions; dependence on third parties for significant services; insurance may not provide adequate levels of coverage against claims; failures, unavailability, or disruptions of the Company's information technology systems; the Company's ability to achieve expected synergies and benefits and performance from the Company's strategic acquisitions; dependence on key personnel or a highly skilled and diverse workforce; and the Company's ability to finance indebtedness on terms favorable to the Company; and other risks as set forth from time to time in the Company's Securities and Exchange Commission filings.
As a result of a number of known and unknown risks and uncertainties, the Company's actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Risks and uncertainties are identified and discussed in Item 1A-Risk Factors in the Company's Annual Report on Form 10-K for 2017 and its subsequent Securities and Exchange Commission filings. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company's behalf are expressly qualified in their entirety by these risk factors. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

HOSTESS BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except shares and per share data)

	June 30,	December 31,
ASSETS	2018	2017

Current assets:
Cash and cash equivalents	$115,272	$135,701
Accounts receivable, net	110,470	101,012
Inventories	38,191	34,345
Prepaids and other current assets	11,276	7,970
Total current assets	275,209	279,028
Property and equipment, net	199,839	174,121
Intangible assets, net	1,911,099	1,923,088
Goodwill	578,345	579,446
Other assets, net	18,137	10,592
Total assets	$2,982,629	$2,966,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt and capital lease obligation payable within one year	$11,268	$11,268
Tax receivable agreement payments payable within one year	700	14,200
Accounts payable	70,858	49,992
Customer trade allowances	42,012	40,511
Accrued expenses and other current liabilities	10,810	11,880
Total current liabilities	135,648	127,851
Long-term debt and capital lease obligation	982,328	987,920
Tax receivable agreement	68,584	110,160
Deferred tax liability	272,966	267,771
Total liabilities	1,459,526	1,493,702
Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 99,919,503 and 99,791,245 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	10	10
Class B common stock, $0.0001 par value, 50,000,000 shares authorized, 30,255,184 and 30,319,564 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	3	3
Additional paid in capital	923,502	920,723
Accumulated other comprehensive income	4,177	1,318
Retained earnings	251,593	208,279
Stockholders’ equity	1,179,285	1,130,333
Non-controlling interest	343,818	342,240
Total liabilities and stockholders’ equity	$2,982,629	$2,966,275

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Net revenue	$215,849	$203,178	$424,592	$387,716
Cost of goods sold	148,992	114,734	286,494	219,976
Gross profit	66,857	88,444	138,098	167,740

Operating costs and expenses:
Advertising and marketing	8,938	8,111	17,808	15,433
Selling expense	7,751	8,700	15,139	16,812
General and administrative	11,185	15,739	25,746	28,921
Amortization of customer relationships	5,994	5,994	11,989	11,867
Tax receivable agreement liability remeasurement	(1,752)	—	(1,752)	—
Impairment of property and equipment	—	—	1,417	—
Related party expenses	92	108	184	192
Business combination transaction costs	—	—	47	—
Total operating costs and expenses	32,208	38,652	70,578	73,225
Operating income	34,649	49,792	67,520	94,515
Other expense (income):
Interest expense, net	9,749	10,035	19,089	19,865
Gain on buyout of tax receivable agreement	—	—	(12,372)	—
Other expense	86	239	169	953
Total other expense	9,835	10,274	6,886	20,818
Income before income taxes	24,814	39,518	60,634	73,697
Income tax expense	194	11,311	6,712	21,291
Net income	24,620	28,207	53,922	52,406
Less: Net income attributable to the non-controlling interest	5,337	9,377	10,799	17,744
Net income attributable to Class A stockholders	$19,283	$18,830	$43,123	$34,662
Earnings per Class A share:
Basic	$0.19	$0.19	$0.43	$0.35
Diluted	$0.18	$0.18	$0.41	$0.33
Weighted-average Class A shares outstanding:
Basic	99,939,642	98,943,690	99,916,161	98,600,075
Diluted	104,773,094	107,184,341	104,911,474	106,004,898

Results of Operations by Segment

	Three Months Ended		Six Months Ended
(In thousands)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net Revenue
Sweet baked goods	$204,237	$191,695	$403,529	$366,488
In-Store Bakery	11,612	11,483	21,063	21,228
	$215,849	$203,178	$424,592	$387,716
Gross Profit
Sweet baked goods	$64,359	$85,486	$133,797	$162,268
In-Store Bakery	2,498	2,958	4,301	5,472
	$66,857	$88,444	$138,098	$167,740

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Six Months Ended
	June 30, 2018	June 30, 2017

Operating activities
Net income	$53,922	$52,406
Depreciation and amortization	20,648	18,854
Impairment of property and equipment	1,417	—
Debt premium amortization	(541)	(470)
Tax receivable agreement remeasurement and gain on buyout	(14,124)	—
Stock-based compensation	2,721	4,360
Non-cash gain on debt modification	—	(394)
Gain on sale/abandonment of property and equipment	—	(15)
Deferred taxes	4,994	12,505
Change in operating assets and liabilities:
Accounts receivable	(8,458)	(10,883)
Inventories	3,558	(3,353)
Prepaids and other current assets	(1,643)	(140)
Accounts payable and accrued expenses	17,187	(6,418)
Customer trade allowances	1,501	1,327
Net cash provided by operating activities	81,182	67,779

Investing activities
Purchases of property and equipment	(19,836)	(15,101)
Acquisition of business	(23,910)	—
Proceeds from sale of assets	—	54
Acquisition and development of software assets	(1,591)	(859)
Net cash used in investing activities	(45,337)	(15,906)
Financing activities
Repayments of long-term debt and capital lease obligation	(5,051)	(2,570)
Debt fees	—	(1,017)
Distributions to non-controlling interest	(9,463)	(8,918)
Tax payments related to issuance of shares to employees	(407)	—
Payments on tax receivable agreement	(41,353)	—
Proceeds from the exercise of warrants	—	1
Net cash used in financing activities	(56,274)	(12,504)
Net increase in cash and cash equivalents	(20,429)	39,369
Cash and cash equivalents at beginning of period	135,701	26,855
Cash and cash equivalents at end of period	$115,272	$66,224

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$20,358	$24,958
Taxes paid	$3,959	$9,930
Supplemental disclosure of non-cash investing:
Change in accrued capital expenditures	$1,388	$123

Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA and adjusted EPS are non-GAAP financial measures commonly used in the Company's industry and should not be construed as an alternative to net income or earnings per share as indicators of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). These measures may not be comparable to similarly titled measures reported by other companies. The Company has included adjusted EBITDA and adjusted EPS because it believes the measures provide management and investors with additional information to measure the Company's performance and liquidity, estimate the Company's value and evaluate the Company's ability to service debt.
Adjusted EBITDA
The Company defines adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization, (iii) income taxes and (iv) as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The Company's presentation of adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company's results as reported under GAAP. For example, adjusted EBITDA:

•	does not reflect the Company's capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, the Company's working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debt; and

•	does not reflect payments related to income taxes, the tax receivable agreement or distributions to the non-controlling interest to reimburse its tax liability.
Adjusted EPS
Net income attributed to Class A stockholders is adjusted to exclude certain items that affect comparability, then divided by weighted average diluted Class A shares outstanding to determine adjusted EPS. The adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating adjusted EPS, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of adjusted EPS should not be construed as an inference that future results will be unaffected by unusual or recurring items.

Reconciliation of Adjusted EBITDA (Unaudited)
		Three Months Ended		Six Months Ended
(In thousands)		June 30, 2018	June 30, 2017	June 30, 2018		June 30, 2017

Net income		$24,620	$28,207	$53,922		$52,406
Non-GAAP adjustments:
Income tax provision		194	11,311	6,712		21,291
Interest expense, net		9,749	10,035	19,089		19,865
Depreciation and amortization		10,557	9,588	20,648		18,854
Share-based compensation		1,098	3,839	2,721		4,360
Tax Receivable Agreement remeasurement and gain on buyout		(1,752)	—	(14,124)	—	—
Impairment of property and equipment		—	—	1,417		—
Tax Reform bonuses		602	—	1,585		—
Chicago bakery acquisition and integration costs		1,817	—	1,864		—
Other	i.	712	239	796		953
Adjusted EBITDA		$47,597	$63,219	$94,630		$117,729

i. For the three and six months ended June 30, 2018, other expenses included transaction and other non-operating professional fees. For the three and six months ended June 30, 2017, other expense primarily included professional fees incurred related to the secondary public offering of common stock and the registration of certain privately held warrants offset by a gain recognized related to the modification of long-term debt.

Reconciliation of Adjusted EPS (unaudited)
	Three Months Ended		Six Months Ended
(In thousands except share and per share data)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Net income attributed to Class A stockholders	$19,283	$18,830	$43,123	$34,662
Non-GAAP adjustments:
Tax Receivable Agreement remeasurement and gain on buyout	(1,752)	—	(14,124)	—
Remeasurement of deferred taxes	(4,995)	—	(4,995)	—
Impairment of property and equipment	—	—	1,417	—
Tax Reform bonuses	602	—	1,585	—
Chicago bakery acquisition and integration costs	1,817	—	1,864	—
Gain on debt modification	—	(174)	—	(174)
Tax impact of adjustments	(57)	51	1,064	51
Non-controlling interest allocation of adjustments	(562)	41	(1,131)	41
Numerator	$14,336	$18,748	$28,803	$34,580
Weighted average Class A shares outstanding-diluted	104,773,094	107,184,341	104,911,474	106,004,898
Adjusted EPS	$0.14	$0.17	$0.27	$0.33

Reconciliation of Adjusted EBITDA-Guidance for the year ended December 31, 2018
Reconciliation of 2018 adjusted EBITDA guidance to net income presents inherent difficulty in forecasting certain amounts that are necessary for a full reconciliation to net income. The Company's outlook for 2018 adjusted EBITDA is based on the same methodology used to present adjusted EBITDA for completed periods. However, the amounts, if any, of the non-recurring items that are excluded from adjusted EBITDA are highly uncertain and incapable of estimation, and have not been included in the table below. Such non-recurring items may include non-cash expenses for earn out liabilities, the impact to net income resulting from Tax Receivable Agreement transactions, and/or other items. As such items are excluded from adjusted EBITDA, the occurrence and magnitude thereof, while impacting net income and the reconciliation of adjusted EBITDA to net income, would have no impact on adjusted EBITDA for 2018. In addition, the below reconciliation assumes that the overall capital structure of the Company and effective income tax rates are consistent with the structure at June 30, 2018. Changes to these assumptions could significantly impact net income for 2018, and accordingly, the reconciliation of adjusted EBITDA to net income, but not adjusted EBITDA itself. For additional information regarding adjusted EBITDA, refer to the related explanations presented above under “Reconciliation of Adjusted EBITDA”.

2018 Guidance Adjusted EBITDA Reconciliation (Unaudited)
Estimated Year Ended December 31, 2018
Amounts in millions, except shares and per share data
Net income attributed to common stockholders	$52 - $57
Net income attributed to the non-controlling interest	21 - 24
Net income	73 - 81

Non-GAAP adjustments:
Income tax provision	19 - 21
Interest expense, net	40 - 40
Depreciation and amortization	42 - 42
Share-based compensation	8 - 8
Other expenses	8 - 8
Adjusted EBITDA	$190 - $200

Other 2018 Guidance
Estimated Year Ended December 31, 2018
Earnings per Class A share:
Basic	$0.52 - $0.57
Diluted	$0.49 - $0.55
Adjusted	$0.52 - $0.58
Weighted-average shares outstanding:
Basic	99,922,979
Diluted	105,073,977

Cash provided by operations	$145 - $150

Net increase in cash and cash equivalents	$5 - $10

Capital expenditures	$50 - $60

Leverage ratio	4.20x - 4.45x
Expected effective tax rate giving effect to the non-controlling interest	20% - 21%
Expected statutory corporate federal and state income tax rate applied to income attributed to Class A stockholders	27% - 28%
Payments related to the Company's current federal and state income tax liabilities	$4 - $5
Distributions to holders of the non-controlling interest to cover income tax payments	$11 - $12
2018 payments to the selling equity holders of Hostess Holdings related to 2017 activity under the terms of the tax receivable agreement	$8 - $9

Reconciliation of Adjusted EBITDA
For the Trailing Twelve Months Ended June 30, 2018
(Unaudited)

	Year Ended December 31, 2017	Less: Six Months Ended June 30, 2017	Plus: Six Months Ended June 30, 2018	Twelve Months Ended June 30, 2018
Net income	$258,108	$(52,406)	$53,922	$259,624
Plus non-GAAP adjustments:
Income tax provision (benefit)	(67,204)	(21,291)	6,712	(81,783)
Interest expense, net	39,174	(19,865)	19,089	38,398
Depreciation and amortization	38,170	(18,854)	20,648	39,964
Share-based compensation	7,413	(4,360)	2,721	5,774
Tax receivable agreement remeasurement and gain on buyout	(50,222)	—	(14,124)	(64,346)
Chicago bakery acquisition and integration costs	—	—	1,864	1,864
Loss on debt modification	2,554	—	—	2,554
Impairment of property and equipment	1,003	—	1,417	2,420
Tax Reform bonuses	—	—	1,585	1,585
Other expense	1,216	(953)	796	1,059
Adjusted EBITDA	$230,212	$(117,729)	$94,630	$207,113

Leverage Ratio
(Unaudited)

	Twelve Months Ended June 30, 2018 (in thousands)	Estimated Year Ended December 31, 2018 (in millions)
Long-term debt and capital lease obligations, including current maturities	$993,596	$988 - $988
Less: capital lease obligation	(487)	-
Less: Unamortized debt premium and issuance costs	(4,315)	(4) - (4)
Term loan debt	988,794	984 - 984
Less: cash and cash equivalents	(115,272)	(140) - (145)
Net term loan debt	$873,522	$844 - $839
Adjusted EBITDA	$207,113	$190 - $200

Leverage ratio	4.22	4.45 - 4.20